EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

P R E S S R E L E A S E

C O N T A C T	R E L E A S E

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Sale of London Business

Richmond, VA • January 16, 2007 / PRNEWSWIRE

Universal Corporation (NYSE:UVV) announced today that it has completed the sale to management of its interest in Barrow, Lane & Ballard Ltd. The company, established in 1864 in London, is an international merchant of edible nuts and dried fruits. It sources primarily peanuts, cashew nuts, brazil nuts, dried dates, apricots, and figs for processors and packers around the world. Through its subsidiary, Plasto Food Services Ltd., it also processes and packs dried fruit for the U.K. market in its facility in London. Products include retail bags, diced fruits, and fruit pastes, which the company packs for both retailers and industrial users.

The transaction was completed on January 15, 2007, and marks the first step toward completing the plan announced last month. In December 2006, Universal announced that it had adopted a plan to sell its remaining non-tobacco businesses. The Company will use the proceeds from the sale to strengthen its balance sheet. The divestiture plan, which is expected to be completed within the next six to twelve months, will allow Universal to focus its financial and management resources on its core tobacco business.

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation, stated, “This sale furthers our plan to focus on our tobacco business. We thank the management team of Barrow, Lane, & Ballard for their contributions to the Universal group and wish them well in their new undertaking. They have successfully run this business for a long time, and we trust that they will have a bright future.”

Headquartered in Richmond, Virginia, Universal Corporation (UVV:NYSE) is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. The revenues of its tobacco business for the fiscal year ended March 31, 2006, were $1.8 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.